UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) April 29, 2008
EMAGEON INC.

(Exact name of registrant as specified in charter)

Delaware	0-51149	63-1240138

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 Corporate Drive, Suite 200, Birmingham, Alabama	35242

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (205) 980-9222
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF
                   CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
     On April 29, 2008, Emageon Inc. (the “Company”) entered into an employment agreement with John W. Wilhoite, its Chief Financial Officer and Treasurer, that sets forth, among other things, the terms and conditions of Mr. Wilhoite’s employment with the Company.
     The term of the employment agreement is 12 months, but the term automatically renews on a daily basis unless notice is given by the Company or by Mr. Wilhoite to cease the automatic renewal, subject to earlier termination as provided in the employment agreement. Under the employment agreement, Mr. Wilhoite is entitled to an annual base salary of $210,000, subject to periodic increases as determined by the Company, and is eligible for a cash bonus under the Company’s informal performance-based annual bonus program for its executive officers. Under the annual bonus program, the Compensation Committee of the Company’s Board of Directors approves a target annual bonus for each executive officer as a percentage of base salary, and the executive officer may earn his bonus based on the achievement of financial objectives or other performance goals set by the Compensation Committee. In addition, Mr. Wilhoite is eligible for the same employee benefits, including health, life, disability, dental, and retirement benefits, as are available to similarly situated officers of the Company.
     The employment agreement also addresses compensation and benefits that would be paid to Mr. Wilhoite if his employment is terminated for various reasons, including termination for cause or without cause.
•	If Mr. Wilhoite terminates his employment other than for “good reason” (as such term is defined in the employment agreement) or he provides written notice to the Company of his desire to cease the automatic renewal of the term of the employment agreement, the Company terminates his employment for “cause” (as such term is defined in the employment agreement), or Mr. Wilhoite’s employment is terminated as a result of his death or disability (as such terms are defined in the employment agreement), then Mr. Wilhoite will be entitled to receive all base salary due to him under the employment agreement through his last day of employment and Mr. Wilhoite’s rights under the Company’s benefit plans will continue in accordance with the provisions of such plans.
•	If Mr. Wilhoite terminates his employment for “good reason,” the Company terminates his employment other than for “cause,” death or disability, or the Company provides written notice to Mr. Wilhoite of its desire to cease the automatic renewal of the term of the employment agreement, then:
- Mr. Wilhoite will be entitled to receive all base salary due to him under the employment agreement through his last day of employment;
- Mr. Wilhoite will be entitled to receive any earned but unpaid annual bonus through his last day of employment (which shall be deemed to have been earned if Mr. Wilhoite is employed by Company on the last day of the Company’s fiscal year);
- Mr. Wilhoite will be entitled to receive a lump sum payment that is equal to (i) his then-current monthly base salary plus one-twelfth of his target annual bonus multiplied by (ii) 12 months;
- if he elects to continue coverage under the Company’s health and dental plans, Mr. Wilhoite will be entitled to receive a lump sum payment equal to (i) the monthly COBRA premium for such coverage, less the monthly cost of such coverage he was paying at the time of termination, multiplied by (ii) 12 months; and
- any outstanding stock options and restricted stock units held by Mr. Wilhoite will become fully vested.
However, if Mr. Wilhoite terminates his employment for “good reason,” the Company terminates his employment other than for “cause,” death or disability, or the Company provides written notice to Mr. Wilhoite of its desire to cease the automatic renewal of the term of the employment agreement, then prior to receiving any of the foregoing payments or benefits, Mr. Wilhoite must sign a release of claims in a form required by the Company. In addition, in the event that any of these payments is not exempt as a short-term deferral under Section 409A of the Internal Revenue Code of 1986, as amended, the Company may delay such payment to Mr. Wilhoite for a six month period in order to avoid a violation of Section 409A.
     The employment agreement also provides that, upon a change in control (as defined in the employment agreement) of the Company, Mr. Wilhoite will become fully vested in all stock options, stock appreciation rights, restricted stock and restricted stock units held by him as of the effective date of the change in control. Additionally, the employment agreement contains non-compete, non-solicitation, confidentiality and related provisions covering the term of Mr. Wilhoite’s employment and, post-termination, for a period of 12 months.
     Under the employment agreement, the Company has agreed to indemnify Mr. Wilhoite and hold him harmless from and against any claim, loss or cause of actions arising from or out of his performance as an officer, director or employee of the Company or its subsidiaries or affiliates, or in any other capacity in which he serves at the Company’s request, to the maximum extent permitted by law and under the Company’s Certificate of Incorporation and Bylaws.
     The foregoing description of Mr. Wilhoite’s employment agreement with the Company is qualified in its entirety by reference to the full text of the employment agreement, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by this reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
(c) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated April 29, 2008, between Emageon Inc. and John W. Wilhoite

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMAGEON INC. (Registrant)
By:	/s/ John W.Wilhoite
John W. Wilhoite
Chief Financial Officer and Treasurer

Date: May 1, 2008